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                                                                    Exhibit 4.3

THIS WARRANT CERTIFICATE, AND THE SHARES TO BE ISSUED UPON ITS EXERCISE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS REGISTERED UNDER THE ACT, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                              WARRANT CERTIFICATE

Dated: February 12, 2001

Warrant to Purchase shares of Common Stock, par value $.001 per share, of LIFE F/X, INC.

VOID AFTER 11:59 pm, ROCHESTER, NEW YORK LOCAL TIME
ON SEPTEMBER 30, 2001

LIFE F/X, INC., a Nevada corporation (the "Company"), hereby certifies that, in exchange for the purchase price of One Hundred Dollars ($100.00) and other consideration, the receipt and sufficiency of which are hereby acknowledged, Eastman Kodak Company, its successors and assigns (the "Holder"), is entitled to purchase from the Company at any time after the date hereof and before 11:59 pm Rochester, New York local time on September 30, 2001, the lesser of 1,650,000 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), or, if less, such amount as then shall comprise, after issuance thereof, up to Four and Nine-Tenths Percent (4.9%) of the total outstanding shares of the Common Stock, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder (the "Maximum Share Amount"), at the price of Three Dollars and Seventy-Five Cents ($3.75) per share (the "Exercise Price") if exercised on or before July 17, 2001, and Four Dollars and Fifty Cents ($4.50) per share if exercised thereafter (the "Extended Exercise Price", subject to adjustment as provided herein); the Exercise Price being the closing price of the Common Stock on January 17, 2001, the date upon which the Holder entered into a Marketing and Distribution Agreement with the Company in connection with which this warrant was contemplated.

1. Exercise of Warrant. In order to exercise the rights to purchase Common Stock evidenced by this Warrant Certificate, the Holder must, subject to
Section 7 below, present and surrender this Warrant Certificate with the attached Purchase Form duly executed at the principal office of the Company. This Warrant Certificate may be exercised with respect to all of the Common Stock subject hereto or any portion thereof.

2. Exchange and Transfer. This Warrant Certificate at any time prior to the exercise hereof, upon presentation and surrender to the Company, may be exchanged, alone or with other Warrant Certificates, if any, of like tenor registered in the name of the same Holder, for another Warrant Certificate(s) of like tenor in the name of such Holder or any permissible transferee exercisable for the same aggregate number of shares of Common Stock as the Warrant Certificate(s) surrendered.

3. Rights and Obligations of the Holder of the Warrant Certificate. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, in

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the event that any certificate representing shares of the Common Stock is issued to the Holder upon exercise of this Warrant Certificate, such Holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant Certificate, together with a duly executed Purchase Form, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such share certificate. The Holder agrees that the Company may deem and treat the person in whose name this Warrant Certificate is registered as the absolute, true and lawful owner for all purposes whatsoever, unless and until such time as the Company has received written notice to the contrary.

4.   Common Stock.

(a) The Company covenants and agrees that this Warrant Certificate is duly and validly authorized and issued, and free from all stamp-taxes, liens, and charges with respect to the delivery or purchase thereof. In addition, the Company agrees at all times to reserve and keep available an authorized number of shares of Common Stock sufficient to permit the exercise in full of this Warrant Certificate.

(b) The Company covenants and agrees that all shares of Common Stock delivered upon exercise of this Warrant Certificate, will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable, and free from all stamp-taxes, liens, and charges with respect to the purchase thereof.

5. Disposition of the Warrant and Common Stock. The Holder hereby agrees and represents that (a) this Warrant Certificate and the Common Stock issuable upon exercise hereof are being acquired for the Holder's account, and not with a view to or in connection with any offering or distribution; and (b) no public distribution of this Warrant Certificate or such Common Stock will be made in violation of the provisions of the Securities Act of 1933, as amended (the "Act"), or in violation of the provisions of applicable state laws. The Holder further agrees that if any distribution of this Warrant Certificate or any of such Common Stock issued hereunder is proposed to be made, such action shall be taken only to the extent that the proposed distribution will not be in violation of the Act or any applicable state law. The Holder is responsible for any transfer taxes due as a result of any transfer of this Warrant Certificate.

6. Exchange Right. In the event that, on or before September 30, 2001, the Company shall issue any new class of security (which, for purposes hereof, shall include Common Stock if ancillary contractual commitments result in the provision to the holder thereof of rights superior to those of Common Stock) to any person or entity (a "New Issuance"), the Company shall deliver to the Holder a notice (the "Issuance Notice"), specifying the anticipated closing date of the New Issuance and enclosing all offering documents with respect thereto. The Issuance Notice shall be received by the Holder not later than ten
(10) business days prior to the closing date of the New Issuance. The Holder shall have the right, exercisable by written notice to the Company not later than three (3) business days prior to the closing date set forth in the Issuance Notice, to elect to participate in the New Issuance, by purchasing shares of the New Issuance at the same purchase price paid by the other investors therein. Such participation shall be in lieu of Holder's right to purchase a like portion (measured by purchase price) of the Common Stock otherwise issuable upon exercise of this Warrant.

     At the New Issuance closing, the Holder shall surrender this Warrant to the Company for cancellation. If the purchase price paid by the Holder for the New Issuance securities is less than the maximum purchase price payable through exercise of this Warrant (calculated as of the New Issuance closing date), the Company shall issue a replacement Warrant, identical to this one other than with respect to the maximum amount of Common Stock for which it may be exercised, for the portion hereof remaining unutilized. In the event that, by the date of receipt of the Issuance Notice, some shares of the Company's


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Common Stock (the "Holder Shares") already have been issued to Holder upon a prior partial exercise of this Warrant, the Holder shall have the right, upon the same notice, to exchange some or all of the Holder Shares for that amount of shares of the New Issuance which could be purchased for the exercise price previously paid by Holder for the Holder Shares. In the event that, prior to September 30, 2001, the Company grants options, warrants, or other rights for the issuance by the Company of shares of capital stock, or securities convertible into same, then the provisions of this paragraph shall apply as well to the issuance of shares pursuant to same, even if such issuance takes place after September 30, 2001.

     In the event that the Company, in the Issuance Notice, informs the Holder that bona fide subscriptions representing Ten Million Dollars ($10,000,000) or more of gross proceeds to the Company have been received in connection with the New Issuance, exclusive of any subscriptions from the Holder, and Holder thereafter fails to fully exercise its rights under this Section 6 to participate in the New Issuance, and the New Issuance in fact yields gross proceeds of $10,000,000 or more to the Company by the closing date set forth in the Issuance Notice, then that portion of the Common Stock issuable to Holder hereunder (and/or of the Holder Shares) as to which Holder's rights hereunder were not exercised, shall thereafter be ineligible to enjoy any of the rights set forth in this Section 6.

     7. Exercise of This Warrant Certificate. From the date hereof until 11:59 p.m. on September 30, 2001, Rochester, New York, local time, the Holder shall have the right to acquire up to the Maximum Share Amount of Common Stock on the following terms and conditions:

     (a) Exercise Price: Fractional Shares. The Exercise Price shall be a price per share of Common Stock equal to Three Dollars and Seventy-Five Cents ($3.75), if exercised on or before July 17, 2001, and Four Dollars and Fifty Cents ($4.50) per share if exercised thereafter, subject to adjustment as set forth below. All calculations of shares of Common Stock to be issued in connection with any exercise hereunder shall be rounded to the nearest whole share.

     (b) Exercise Procedure.

     (1) Payment for Shares. The Holder shall deliver to the Company this Warrant Certificate and a duly completed Purchase Form at the Company's principal executive office along with a certified or bank cashier's check payable to the Company, or wire transfer to the Company's account, in immediately available funds, in the amount of the Exercise Price times the number of shares of Common Stock being purchased.

     (2) Effective Date of Exercise. Each exercise will be deemed to have been effected as of the close of business on the date on which this original Warrant Certificate is returned to the Company for cancellation. At such time as such exercise has been effected, the person (or entity) or persons (or entities) in whose name or names any certificate(s) for shares of Common Stock are to be issued upon such exercise will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     (c) Delivery of Certificates. As soon as practicable after an exercise has been effected (but in any event within five (5) business days), the Company will deliver to the Holder:

     (1) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such exercise in such name(s) and such denomination(s) as the Holder has specified;

     (2) a new Warrant Certificate entitling the Holder to purchase the number of shares of Common Stock as to which the original Warrant Certificate was not exercised and reflecting any changes to the Exercise Price

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which have theretofore been effectuated and which Warrant Certificate shall otherwise be in form and substance identical to that delivered by the Holder to the Company for said exercise.

(d) Closure of Issuer Books. The Company will not close its books against the transfer of Warrant Certificates or of Common Stock issued or issuable upon exercise of Warrant Certificates in any manner which interferes with the timely exercise of Warrant Certificates.

(e) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the Holder, including any such taxes generated by the exercise of this Warrant) that may be imposed in respect of the issue or delivery of shares of Common Stock upon exercise of this Warrant Certificate; provided, however, that the Holder shall pay any such tax which is due because shares of Common Stock are issued in a name other than such Holder's.

(f) Notices of Record Date. If, prior to the date this Warrant has been fully exercised or has expired, there occurs (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to the Holder at least twenty (20) days prior to the record date specified therein (the "Notice Period"), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. During the Notice Period, the Holder shall have the exercise rights provided elsewhere in this Warrant Certificate. In addition, the Company shall mail to the Holder advance notice of any determination by the Company to register any shares of Common Stock (not including the shares of Common Stock purchasable upon the exercise of this Warrant or the other warrants, if any, issued on the date hereof) promptly upon the making of such determination by the Company.

8. Exercise Price Adjustments. The Exercise Price and the number of shares of Common stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as set forth below; however, no adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. Any adjustment that would have been made to shares issuable upon this Warrant pursuant to Section 8(f) hereunder shall also be made to shares already issued to Holder upon a prior exercise of this warrant, by means of the issuance of additional shares to such Holder. Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to this Section 8, the number of shares of Common Stock purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares initially issuable upon the exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

(a) Adjustment for Common Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Exercise Price then


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in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the date hereof reduce the outstanding shares of Common Stock by combination or otherwise, the Exercise Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions of Common Stock. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Exercise Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this Section 8(b) as of the time of actual payment of such dividends or distributions.

(c) Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that Holder shall receive upon exercise of this Warrant Certificate in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that it would have received had this Warrant Certificate been exercised on the date of such event and had thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by it as aforesaid during such period giving application to all adjustments called for during such period under this Warrant Certificate with respect to the rights of the Holder.

(d) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the exercise of this Warrant Certificate shall be changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or other change (other than a reorganization, merger, consolidation or sale of assets provided for in
Section 8(e) below), then and in each such event, the Holder shall have the right thereafter to exercise this Warrant Certificate into the kind and amounts of shares of stock and other securities and property receivable upon such reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which this Warrant Certificate might have been exercised immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

(e) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a reorganization of the Common Stock (other than a reclassification, exchange or substitution of shares provided for in
Section 8(d) above) or a merger or consolidation of the Company with or into another

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corporation, or the sale of all or substantially all the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant Certificate, the number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon exercise of this Warrant Certificate would have been entitled on such reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant Certificate with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Warrant Certificate (including adjustment of the number of shares issuable upon exercise of this Warrant Certificate) shall be applicable after that event as nearly equivalent as may be practicable.

  (f) Sales of Shares Below Exercise Price.

  (1) Adjustment of Exercise Price. The parties acknowledge that the initial Exercise Price set forth in this Warrant was arbitrarily determined, and that the Company may seek additional equity in the near term at prices that might, in retrospect, call into question the accuracy of the valuation assumptions underlying this transaction. Therefore, subject to Subsection 8(f)(5) below, if at any time or from time to time from and after the date hereof through September 30, 2001, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in Section 8(b) above, and other than upon a subdivision or combination of shares of Common Stock as provided in Section 8(a) above, in the amount of One Million Dollars ($1,000,000.00) or more, for a consideration per share less than the Minimum Valuation (as hereinafter defined), then and in each case the Exercise Price shall be reduced to equal the Exercise Price of such new equity financing, regardless of the form of such capital or the amount of shares involved.

  (2) Determination of Consideration. For the purpose of making any adjustment in the Exercise Price or number of shares of Common Stock purchasable on exercise of this Warrant certificate as provided above, the consideration received by the Company for any issue or sale of securities shall,

    i. to the extent it consists of cash, be computed at the gross amount of cash received by the Company in connection with such issue or sale,

    ii. to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Company's Board of Directors (the "Board"), and

    iii. if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.


  (3) Convertible Securities. For the purpose of the adjustment provided in Subsection 8(f)(1) hereof, if at any time or from time to time after the date hereof and prior to September 30, 2001, the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or

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Convertible Securities shall be less than the then existing Exercise Price, the
Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock.

No further adjustment of the Exercise Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Exercise Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Exercise Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities. For purposes hereof, the repricing or other amendment of any Convertible Securities shall be treated as a separate, new issuance thereof.

(4) Rights or Options for Convertible Securities. For the purpose of the adjustment provided for in Subsection 8(f)(1) hereof, if at any time or from time to time after the date hereof and prior to September 30, 2001, the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the current Exercise Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Exercise Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of Subsection 8(f)(3) above for the readjustment of such Exercise Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this Subsection 8(f)(4).

(5) Certain Exceptions. Notwithstanding the provisions of Subsection 8(f)(1) above, no adjustment shall be made to the Exercise Price with respect to the issuance or sale of Additional Shares of Common Stock for a consideration per share equal to or greater than the Minimum Valuation. For the purposes of this

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Section 8(f), the issuance of Additional Shares of Common Stock to employees or consultants of the Company pursuant to stock option or stock purchase plans which have been approved by the Board (including the reissuance of shares purchased by the Company from employee or consultants of the Company) and which are disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the U.S. Securities and Exchange Commission, shall not be considered an issuance or sale of Additional Shares of Common Stock for purposes of Section 8(f).

 (6) Definition. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company. Notwithstanding anything to the contrary contained herein, Common Stock issuable upon conversion of any warrants or options of the Company outstanding on the date hereof shall not be deemed to be Additional Shares of Common Stock or Convertible Securities for purposes of causing an adjustment to the Exercise Price. The term "Minimum Valuation" as used herein shall mean the Exercise Price, as adjusted from time to time pursuant to the provisions hereof.

 (7) Termination of Adjustment Rights. The provisions of this Section 8(f) shall not apply to any issuances after (but not including) the earlier of (a) the date upon which the Company shall have received equity investments, made after the date hereof by investors other than the Holder, cumulatively yielding gross proceeds to the Company of Ten Million Dollars ($10,000,000) or more, or (b) September 30, 2001.

 (g) Certificate of Adjustment. In each case of an adjustment or readjustment of the Exercise Price, the Company, at its expense, shall prepare a certificate showing such adjustment or readjustment signed by the duly elected Treasurer or Chief Financial Officer of the Company (the "Adjustment Certificate") and shall mail the Adjustment Certificate, by first class mail, postage prepaid, to the Holder at the Holder's address as shown in the Company's books. The Adjustment Certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of the Exercise Price and the number of shares of Common Stock or other securities issuable upon exercise of this Warrant Certificate immediately before and after giving effect to the applicable adjustment or readjustment. If the holders of a majority of the shares of Common Stock represented by all outstanding Warrant Certificates being issued concurrently herewith do not in good faith believe that such adjustment or readjustment was calculated in accordance with the terms of this Warrant Certificate, such holders shall have the right to challenge such adjustment or readjustment, or method of calculating the same, by delivering written notice to the Company at the address set forth below, within thirty (30) days after the Holder's receipt of the Adjustment Certificate. In the event such holders deliver such written notice to the Company, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to recompute such adjustment or readjustment in accordance herewith and prepare a certificate signed by such accountants (the "Accountant's Adjustment Certificate") showing such adjustment or readjustment. The Company shall then mail the Accountant's Adjustment Certificate, by first class mail, postage prepaid, to the Holder at the Holder's address as shown in the Company's books. In the event of any conflict between the Adjustment Certificate and the Accountant's Adjustment Certificate, the Accountant's Adjustment Certificate shall control.

 9. Survival. The various rights and obligations of the Holder hereof and of the Company as set forth herein, to the extent the context may require, shall survive the exercise of this Warrant Certificate or the surrender of this Warrant Certificate, and upon the surrender of this Warrant Certificate and the exercise of all the

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rights represented hereby, each party shall, if requested, deliver to the other hereof its written acknowledgement of its continuing obligations under said Sections.

10. Mutilated or Missing Warrant Certificates. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company will, upon request, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution of the Warrant Certificate lost, or stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft, or destruction of such Warrant Certificate and, in the case of a lost, stolen or destroyed Warrant Certificate, indemnity, if requested, also satisfactory to the Company. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such reasonable charges as the Company may prescribe.

11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid, return receipt requested, as follows: if the Holders, at the address of the Holder as shown on the Company's registry books, and, if to the Company, at 153 Needham Street, Building One, Newton, Massachusetts 02464.

13. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law, except as to state corporate law matters, which shall be governed by and construed in accordance with the laws of the state under the laws of which the Company then is incorporated.

14. Binding Effect. This Warrant Certificate shall be binding upon and inure to the benefit of the Company and the Holder. Nothing in this Warrant Certificate is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the date first above written.

               LIFE F/X, INC.

            By: /s/ Lucille S. Salhany
               ---------------------------

Name and Title: CEO and Co-President
               ---------------------------


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
                                 PURCHASE FORM



Life F/X, Inc.
153 Needham Street, Building One
Newton, Massachusetts 02464.

Dear Sir or Madam:

The undersigned hereby irrevocably elects to exercise the attached Warrant Certificate to the extent of ________ shares of common stock of Life F/X, Inc., $.001 par value per share, and hereby makes payment of $_______ in payment of the purchase price thereof.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name: ______________________________________
(Please typewrite or print in block letters)

DELIVER SECURITIES TO:

Address: _________________________________________

         _________________________________________

Signature of Holder of Warrant Certificate, if an individual:

Holder: _____________________________________

Signature of Holder of Warrant Certificate, if a corporation, partnership or other entity:

Holder (print name of entity): ___________________________________________

By (signature):                ___________________________________________

Print name and Title:          ___________________________________________



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